16100 South Lathrop Avenue
Harvey, IL 60426
Office 708-339-1610
Phone 800-882-5543
Web atkore.com

January 13, 2025

John Pregenzer

**Re: President & Chief Operating Officer, Atkore Job Offer**

Dear John:

Congratulations! Atkore recognizes that your experience and talents have enhanced our business and you have provided us with support in an area of key importance. With that, this letter confirms your appointment as President & COO, while maintaining your role as President Electrical, reporting directly to me, effective January 13, 2025.

We believe your experience and natural leadership style will enable the execution of our strategy and shareholder value creation.

The terms of this job offer are as follows.

***Compensation***
As of the effective date, you will receive a 15.6% increase to your salary, resulting in a new biweekly rate of $24,230.77 which is equivalent to **$630,000.00** annually. Your compensation and job performance will be reviewed on a periodic basis and may be adjusted based on performance and the overall performance of the company.

***Annual Incentive Plan (AIP)***
Your new Atkore Annual Incentive Plan (AIP) target bonus will be equal to **85%** of your base salary. Payment of this bonus is subject to the plan design and satisfactory achievement of individual, business and corporate objectives established by the Company.

Your FY2025 AIP payout will be calculated based on a full year basis using the compensation and target bonus percentage shown above. All other AIP provisions will remain in effect.

***Long Term Incentive Plan (LTIP)***
You will continue eligibility in Atkore's Long Term Incentive Plan (LTIP) on an annual basis.

As part of this promotion to President & COO, you will receive an addition equity grant in the amount of **$600,000.00.** This equity grant will be 100% restricted stock units (RSUs) and be effective February 1, 2025.

***Executive Severance***
Your current Executive Severance Policy for Section 16 officers will remain applicable to you. This policy provides for non-change-in-control and change-in-control separation which applies to an involuntary separation without Cause or for Good Reason.

***Medical and Dental***
You will continue to participate in the Company's medical and/or dental plan, on a contributory basis. All benefit programs are reviewed annually and changes in plan design and/or employee contributions may be made at the discretion of the Company.

You will also continue to be eligible to participate in the Executive Physical Program annually at no cost to you. All executive physicals are completed through Northwestern Medical in Chicago. Details of the program will be provided separately.

***Atkore Retirement Savings and Investment 401(K) Plan***
You will continue to participate in the Atkore Retirement Savings and Investment Plan.

***Executive Financial and Estate Planning***
You will continue to participate in the Executive Financial and Estate Planning benefit annually. This benefit is provided in the form of an annually stipend equaling **$10,000** payable to you in the form of a payroll reimbursement upon submittal of valid invoice human resources. This benefit is considered taxable compensation and will not be grossed up for tax purposes.

***Vacation and Holidays***
You will continue to receive your current level of paid vacation and holidays.

***Employment Relationship***
Please be advised that neither this letter nor any statement made by Atkore is intended to be a contract of employment. That means the employment relationship established by this letter is 'at will' and either Atkore or you may terminate the employment relationship at any time and for any reason, with or without notice.

I am extremely pleased regarding your appointment and look forward to a mutually beneficial working relationship. In addition, as a condition of accepting the appointment, all previously acknowledged Confidentiality, Proprietary Rights and Restrictive Covenants Agreement remain in effect.

Sincerely,

Bill Waltz
President and CEO
Atkore Inc.

Please sign below indicating your acceptance of these terms.

John Pregenzer 1/9/2025

Date

*Employees have the right to terminate their employment at any time with or without cause or notice, and the Company reserves for itself an equal right. We both agree that any dispute arising with respect to your employment, the termination of that employment, or a breach of any covenant of good faith and fair dealing related to your employment, shall be settled exclusively through arbitration. This document sets forth the entire agreement with respect to your employment. The terms of this offer may only be changed by written agreement, although the Company may from time to time, in its sole discretion, adjust the salaries and benefits paid to you and its other employees.*

cc: Dan Kelly
Angel Lowe